Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE		July 28, 2011
BUTLER NATIONAL CORPORATION REPORTS FOURTH QUARTER AND FISCAL YEAR END FINANCIAL RESULTS AND CONFERENCE CALL Sales increased 42% to $46.4 Million for Fiscal 2011

[OLATHE, KANSAS] July 28, 2011 - Butler National Corporation (OTC QB:BUKS) a leading manufacturer and provider of support systems for "Classic" commercial and military aircraft, announces its financial results for the fourth quarter fiscal 2011 and year ended April 30, 2011. In conjunction with the release, the Company has scheduled a conference call Tuesday, August 2, 2011 at 9:00 AM Central Daylight Time.

What: Butler National Corporation Fourth Quarter and Fiscal Year End Results Conference Call

When: Tuesday, August 2, 2011 - 9:00AM Central Daylight Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation. Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corporation, will be leading the call and discussing results of the fourth quarter and fiscal year-end financial results, the status of existing and new business, and an outlook for fiscal 2012.

Historical selected financial data related to all operations:
	Year Ended April 30			Quarter Ended April 30
	(In thousands except per share data)			(In thousands except per share data)
	2011	2010	2009	2011	2010	2009
Net Sales	$ 46,355	$ 32,577	$ 18,093	$ 12,913	$ 13,173	$ 4,288
Operating Income	2,829	3,344	1,832	598	1,056	678
Net Income	1,260	2,890	829	32	1,510	279
Total Assets	32,158	29,566	25,798	32,158	29,566	25,798
Long-term Obligations	4,940	4,305	6,345	4,940	4,305	6,345
Stockholders' Equity	18,025	16,308	13,219	18,025	16,308	13,219
Weighted Average Shares - Diluted	56,109	55,503	54,934	56,109	55,503	54,934
New Product Research and Development Cost	1,652	1,720	1,892	433	374	(609)

Management Comments:

"Fiscal 2011 was another successful year for Butler National Corporation. We set a new high in sales during a challenging economic time. We continued to focus on our core aviation products including the acquisition of Kings Avionics in September of 2010. Our Modifications segment led the way generating over four million dollars in operating profit compared with just over two million in fiscal 2010. We believe the company is well-positioned to continue growing shareholder value.

Our revenue for fiscal 2011 was $46.4 million, an increase of 42.2% from fiscal 2010 revenue of $32.6 million. Net Income for fiscal 2011 was $1.3 million, a decrease from our record fiscal 2010 net income of $2.9 million. This decrease resulted from increased tax expenses and as a result of lower net income from Boot Hill Casino and Resort. Income tax expenses increased approximately $1.2 million dollars and net income before minority interest from Boot Hill Casino and Resort decreased by approximately $1.0 million in fiscal 2011 compared with fiscal 2010.

During Fiscal 2011, we invested approximately $1.7 million toward the development and acquisition of new products. We feel this expenditure for the design and development engineering, testing, and certification of new products may stabilize our long-term revenues and enhance our profits.

We are moving confidently into fiscal year 2012, planning to build on our success. We believe we are well positioned for the future as we focus on serving the needs of our customers and enhancing shareholder value," commented Clark D. Stewart, President of the Company.

Business Segment Highlights

Aircraft Modifications:
Revenue from Aircraft Modifications segment for the fiscal year ending April 30, 2011, was $13.9 million, an increase of 3% from fiscal 2010 with revenue of $13.5 million. The modifications segment operating profit for the fiscal year ending April 30, 2011, was $4.4 million, an increase of 105% from fiscal 2010 with an operating profit of $2.1 million.

During the past few years we have seen a significant increase in aircraft camera modification. The repetitive nature of our current aircraft modifications has significantly increased our operating profits. As the economy grows aircraft owners may elect to update, modify, and purchase business aircraft. A shift to business aircraft ownership positively impacts our aircraft modification revenues. Although we cannot anticipate the future we must always consider the negative impact of items such as the September 11, 2001 event, increases in fuel prices, and general economic downturns.

Avionics:
Revenue from Avionics for the fiscal year ending April 30, 2011 was $5.1 million, a decrease of 8% from fiscal 2010 with revenue of $5.5 million. The avionics segment had an operating profit of $340,000 in fiscal 2011 down from $2.2 million for fiscal 2010. Our history shows a cycle of profitability in the avionics segment. Profitability varies based upon the product mix sold during a given period. Butler's proprietary products have a significantly higher margin. The company objective is to shift to these higher margin products. However, the customer expects us to supply a full line of products. Many economic and political uncertainties can impact the avionics product line.

Monitoring Services:
Revenue decreased 3% from $1.61 million for fiscal 2010 to $1.56 million for fiscal 2011. During fiscal 2011, we maintained a relatively level volume of long-term contracts with municipalities. We anticipate increases in revenue from additional lift station rehabilitations over the next three to four years. Revenue fluctuates due to the introduction of new products and services and the related installations of these types of products. Our contracts with our two largest customers have been renewed through fiscal 2012. An operating profit of $254,000 in Monitoring Services was recorded for fiscal 2011, compared to a profit of $297,000 for fiscal 2010, a decrease of 14.6%. We believe the service business has had revenue stability over the past few years and we expect this to continue.

Corporate/Professional Services Including Gaming Operations:
Services in this segment include the architectural services related to gaming and other real estate development, administrative management services, and engineering consulting services.

Revenue consisting of architectural services and revenue related to completed construction projects were $849,000 for the fiscal year ended April 30, 2010 and $282,000 for the fiscal year ended April 30, 2011. Projects related to architectural services decreased $524,000 for the twelve months to revenue of $644,000 at April 30, 2011. An operating loss of $264,000 for the fiscal year ended April 30, 2011 was recorded compared to a profit of $60,000 for the fiscal year ended April 30, 2010.

Revenue related to gaming and other real estate development, on site contract management of gaming establishments for the fiscal year ended April 30, 2011 was $2.2 million compared to $1.7 million for the fiscal year ended April 30, 2010, an increase of 31.4%. Operating profits from management services related to gaming increased $525,000 from $353,000 for the fiscal year ended April 30, 2010, to $877,000 for the fiscal year ended April 30, 2011.

Boot Hill Casino and Resort opened for business on December 15, 2009. In the fiscal year ended April 30, 2011 the Gaming Facility received gross revenue including funds for the State of Kansas of $42.2 million compared to $16.1 million in fiscal year ended April 30, 2010. Mandated fees, taxes and distributions reduced gross revenue by $19.5 million resulting in net revenue to the manager of $22.7 million compared to $8.3 million in fiscal year ended April 30, 2010. Net income before taxes and minority interest were $397,000 in fiscal year ended April 30, 2010 compared to a loss of $577,000 in fiscal year ended April 30, 2011.

Backlog:
As of July 22, 2011 our backlog totaled approximately $8.9 million. The backlog includes firm, pending, and contract orders, which may not be completed within the next fiscal year. The backlog includes orders to be delivered after fiscal year 2012 in the amount of approximately $1.1 million. This is consistent with the industry in which modifications services and related contracts may take several months and sometimes years to complete. There can be no assurance that all orders will be completed or that some may ever commence.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing McDonnell Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Beechcraft business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, gaming services and administrative management services.

Forward-Looking Information:

The information set forth above includes "forward-looking statements" as outlined in the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipate," "estimate," "expect," "project," "intend," "may," "plan," "predict," "believe," "should" and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These factors and risks include, but are not limited to the Cautionary Statements and Risk Factors, filed as Exhibit 99 and Section 1A to the Company's Annual Report on Form 10-K, incorporated herein by reference. Investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:

Humanity Worldwide Capital Group
Lou Albert Rodriguez
lou.albert@humanityworldwide.com
www.humanityworldwide.com

Jim Drewitz, Public Relations
jim@jdcreativeoptions.com

Butler National Corporation Investor Relations

		Ph (914) 479-9060 Ph (830) 669-2466 Ph (214) 498-7775

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